As filed with the Securities and Exchange Commission on August 13, 2021

Registration No. 333-012543

Registration No. 333-127206

Registration No. 333-159805

Registration No. 333-186085

Registration No. 333-197195

Registration No. 333-206371

Registration No. 333-215247

Registration No. 333-215260

Registration No. 333-218265

Registration No. 333-225211

Registration No. 333-231857

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

BLUEGREEN VACATIONS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2022148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4960 Conference Way North, Suite 100 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Bluegreen Vacations Holding Corporation Amended and Restated

2014 Incentive Plan (formerly the BBX Capital Corporation Amended and Restated 2014 Incentive Plan)

BBX Capital Corporation 2014 Stock Incentive Plan

BFC Financial Corporation 2005 Stock Incentive Plan

BFC Financial Corporation Stock Option Plan

(Full title of the plan)

Alan B. Levan

Chairman, Chief Executive Officer and President

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

(Name and address of agent for service)

561-912-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

At the Annual Meeting of Shareholders of Bluegreen Vacations Holding Corporation (the “Company”) held on July 21, 2021, the shareholders of the Company voted to approve Bluegreen Vacations Holding Corporation 2021 Incentive Plan (the “2021 Plan”). As a result of the adoption of the 2021 Plan, no further awards will be granted under the Company’s Amended and Restated 2014 Incentive Plan (the “2014 Plan”), and all awards previously granted under the 2014 Plan have vested. In addition, all awards previously granted under the BBX Capital Corporation 2014 Stock Incentive Plan (the “BBX Plan”), which was assumed by the Company during December 2016, have vested and, as previously disclosed, no further awards will be granted under the BBX Plan. Further, the BFC Financial Corporation 2005 Stock Incentive Plan (the “2005 Plan”) and the BFC Financial Corporation Stock Option Plan (collectively with the 2014 Plan, the BBX Plan and the 2005 Plan, the “Prior Plans”) have expired and all awards granted thereunder have vested or expired. Accordingly, the Company is filing this Post-Effective Amendment No. 1 (this “Amendment”) to its Registration Statements on Form S-8 under which securities were registered for issuance pursuant to the Prior Plans, as listed on the top of the cover page to this Amendment (Registration Nos. 333-012543, 333-127206, 333-159805, 333-186085, 333-197195, 333-206371, 333-215247, 333-215260, 333-218265, 333-225211, and 333-231857) (collectively, the “Prior Plan Registration Statements), in order to deregister, and does hereby remove from registration, any and all of the securities registered for issuance under the Prior Plan Registration Statements that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on August 13, 2021.

Bluegreen Vacations Holding Corporation

By:	/s/ Alan B. Levan
Alan B. Levan,
Chairman, Chief Executive Officer and President

Note: Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment to Registration Statements.